Exhibit 99.1

Neuronetics Reports Second Quarter 2021 Financial and Operating Results

MALVERN, PA., August 3, 2021– Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from psychiatric disorders, today announced its financial and operating results for the second quarter of 2021.

Second Quarter 2021 Highlights

●	Second quarter 2021 revenue of $14.2 million, an increase of 46% over second quarter 2020 primarily due to an increase in U.S. treatment session revenue
●	Second quarter 2021 treatment session revenue of $10.8 million comparable to second quarter 2019 revenue
●	At the June Clinical TMS Society meeting, Dr. Harold Sackeim, Ph.D. presented the outstanding, and previously published, outcomes data of 83% response and 62% remission rates from NeuroStar’s Outcomes Registry
●	Over 50 prospective practices attended the NeuroStar Summit in June

“We have had a very productive first half of the year capped off by a strong second quarter. Given the early success with our new commercial strategy and the positive response from customers and patients, I am confident we are executing on the right initiatives,” said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “Looking ahead to the rest of the year, we expect our 5 Stars to Success and Precision Pulse Programs, in conjunction with an experienced group of BDMs and NPCs, will accelerate the adoption and utilization of NeuroStar Advanced Therapy for Mental Health to treat patients suffering from mental disorders”

Second Quarter 2021 Financial and Operating Results for the Three Months Ended June 30, 2021

	Revenues by Geography
	Three Months Ended June 30,
	2021	2020
	Amount	Amount	% Change

	(in thousands, except percentages)
United States	$13,809	$9,267	49%
International	394	474	(17)%
Total revenues	$14,203	$9,741	46%

Total revenue for the three months ended June 30, 2021 was $14.2 million, an increase of 46% compared to the three months ended June 30, 2020 revenue of $9.7 million. During the quarter, total U.S. revenue increased by 49% and was driven by an increase in U.S. treatment session revenue.

	U.S. Revenues by Product Category
	Three Months Ended June 30,
	2021	2020
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$2,577	$2,338	10%
Treatment sessions	10,801	$6,547	65%
Other	431	$382	13%
Total U.S. revenues	$13,809	$9,267	49%

	United States NeuroStar Advanced Therapy System
	Revenues by Type
	Three Months Ended June 30,
	2021	2020
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar Capital	$2,441	$2,224	10%
Operating lease	55	$114	(51)%
Other	81	$—	100%
Total United States NeuroStar Advanced Therapy System revenues	$2,577	$2,338	10%

U.S. NeuroStar Advanced Therapy System revenue for the three months ended June 30, 2021 was $2.6 million, an increase of 10% compared to the three months ended June 30, 2020 revenue of $2.3 million. The increase was primarily driven by an increase in the number of NeuroStar systems sold in the three months ended June 30, 2021 and an increase in the blended NeuroStar system average selling price over the prior year quarter. For the three months ended June 30, 2021 and 2020, the Company sold 37 and 35 systems, respectively, during each period.

U.S. treatment session revenue for the three months ended June 30, 2021 was $10.8 million, an increase of 65% compared to the three months ended June 30, 2020 revenue of $6.5 million. The revenue growth was primarily driven by an increase in per click treatment session volume over the prior year quarter.

In the second quarter, U.S. treatment session revenue per active site was $12,001 as compared to $7,406 during the second quarter of 2020.

Gross margin for the second quarter of 2021 was 80.6%, an increase of approximately 440 basis points from the second quarter of 2020 gross margin of 76.2%. The increase was primarily a result of a higher mix of treatment session revenues compared to the prior year quarter.

Operating expenses during the second quarter of 2021 were $18.0 million, an increase of $3.7 million compared to $14.3 million in the second quarter of 2020. The increase was primarily driven by higher marketing expenses and share based compensation expenses compared to the prior year quarter.

Net loss for the second quarter of 2021 was $(7.5) million, or $(0.29) per share, as compared to the second quarter 2020 net loss of $(7.8) million, or $(0.41) per share. Net loss per share was based on 25,902,591 and 18,747,257 weighted-average common shares outstanding for the second quarters of 2021 and 2020, respectively.

EBITDA for the second quarter of 2021 was $(6.3) million as compared to the second quarter of 2020 EBITDA of $(6.5) million. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Cash and cash equivalents were $115.8 million as of June 30, 2021. This compares to cash and cash equivalents of $49.0 million as of December 31, 2020 and $54.0 million as of June 30, 2020.

Clinical TMS Society

On June 10 – 13, 2021, the Clinical TMS Society was held in West Palm Beach, FL and was attended by clinicians from around the country. NeuroStar was a Platinum sponsor for the event with data featured in seven different oral or poster presentations. NeuroStar has collected the largest depression Outcomes Registry using its TrakStar patient management software. Data from the Outcomes Registry reported response and remission rates of 83% and 62% respectively in real world clinical settings which demonstrate NeuroStar’s continued commitment to achieve excellent patient outcomes.

June NeuroStar Summit

In June in Austin, TX, the Company held a NeuroStar Summit event designed to provide prospective customers with a comprehensive understanding of the clinical and practice benefits of partnering with NeuroStar. The Summit was an interactive event, and attendees from more than 50 practices were able to experience the NeuroStar Advanced Therapy System, interact with peers, and hear from experts. Post survey results were extremely positive, and the Company plans to hold more Summits during 2021.

Business Outlook

For the full year 2021, the Company continues to expect to report total worldwide revenue between $59 million and $63 million.

For the full year 2021, the Company expects operating expenses to be between $68 million and $72 million.

For the third quarter of 2021, the Company expects to report total worldwide revenue of between $15 million and $16 million.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on August 3, 2021 beginning at 8:30 a.m. Eastern Time. Investors interested in listening to the conference call on your telephone, please dial (877) 472-8990 for United States callers or +1 (629) 228-0778 for international callers and reference confirmation code 8826628, approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Neuronetics’ website at ir.neuronetics.com. The replay will be available on the Company’s website for approximately 60 days.

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Our first commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed, MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood. The system is cleared by the United States Food and Drug Administration, or FDA, for the treatment of major depressive disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode. NeuroStar is also available in other parts of the world, including Japan, where it is listed under Japan’s national health insurance. Additional information can be found at www.neuronetics.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to: the Company’s business outlook and current expectations for upcoming quarter and fiscal year 2021, including with respect to revenue, operating expense, growth, and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the impact of COVID-19 on the Company’s operational and budget plans as well as general political and economic conditions, including as a result of efforts by governmental authorities to mitigate COVID-19, such as travel bans, shelter in place orders and third-party business closures and the related impact on resource allocations, manufacturing and supply chains and patient access to commercial products; the Company’s ability to execute its business continuity; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy for Mental Health System to generate revenues; the scale and efficacy of the Company’s salesforce; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy for Mental Health System for additional indications; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Mark R. Klausner

Westwicke Partners

443-213-0501

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com

NEURONETICS, INC.

Statements of Operations

(Unaudited; In thousands, except per share data)

	Three Months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues	$14,203	$9,741	$26,491	$21,217
Cost of revenues	2,750	2,323	4,971	5,134
Gross Profit	11,453	7,418	21,520	16,083
Operating expenses:
Sales and marketing	9,042	8,151	17,604	18,874
General and administrative	6,681	4,010	12,785	9,298
Research and development	2,294	2,116	4,604	5,137
Total operating expenses	18,017	14,277	34,993	33,309
Loss from Operations	(6,564)	(6,859)	(13,473)	(17,226)
Other (income) expense:
Interest expense	977	986	1,962	2,509
Loss on extinguishment of debt	—	—	—	924
Other income, net	(16)	(80)	(29)	(281)
Net Loss	$(7,525)	$(7,765)	$(15,406)	$(20,378)
Net loss per share of common stock outstanding, basic and diluted	$(0.29)	$(0.41)	$(0.63)	$(1.09)
Weighted-average common shares outstanding, basic and diluted	25,903	18,747	24,608	18,714

NEURONETICS, INC.

Balance Sheets

(Unaudited; In thousands, except per share data)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$115,783	$48,957
Accounts receivable, net	9,002	7,166
Inventory	5,393	3,720
Current portion of net investments in sales-type leases	2,034	1,887
Current portion of prepaid commission expense	1,219	1,096
Prepaid expenses and other current assets	1,447	2,186
Total current assets	134,878	65,012
Property and equipment, net	708	730
Operating lease right-of-use assets	3,228	3,418
Net investments in sales-type leases	1,854	2,331
Prepaid commission expense	5,454	5,300
Other assets	1,976	1,866
Total Assets	$148,098	$78,657
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,425	$3,749
Accrued expenses	6,604	7,319
Deferred revenue	1,937	2,020
Current portion of operating lease liabilities	612	594
Current portion of long-term debt, net	—	—
Total current liabilities	11,578	13,682
Long-term debt, net	34,944	34,620
Deferred revenue	1,488	1,741
Operating lease liabilities	2,922	3,121
Total Liabilities	50,932	53,164
Commitments and contingencies (Note 16)	—	—
Stockholders’ Equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or
outstanding at June 30, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value: 200,000 shares authorized; 26,167 and 19,114
shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	262	191
Additional paid-in capital	389,850	302,842
Accumulated deficit	(292,946)	(277,540)
Total Stockholders’ Equity	97,166	25,493
Total Liabilities and Stockholders’ Equity	$148,098	$78,657

NEURONETICS, INC.

Statements of Cash Flows

(Unaudited; In thousands)

	Six months ended June 30,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(15,406)	$(20,378)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	552	534
Share-based compensation	4,205	1,842
Non-cash interest expense	324	944
Cost of rental units purchased by customers	137	122
Loss on extinguishment of debt	—	622
Changes in certain assets and liabilities:
Accounts receivable, net	(1,835)	(66)
Inventory	(1,673)	(557)
Net investment in sales-type leases	330	(777)
Leasehold reimbursement	—	836
Prepaid commission expense	(278)	(723)
Prepaid expenses and other assets	1,120	356
Accounts payable	(1,365)	(2,408)
Accrued expenses	(715)	(3,492)
Deferred revenue	(336)	14
Net Cash Used in Operating Activities	(14,940)	(23,131)

Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(1,108)	(484)
Net Cash Used in Investing Activities	(1,108)	(484)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	41,360
Repayment of long-term debt	—	(38,860)
Payments of debt issuance costs	—	(721)
Proceeds from exercises of stock options	2,303	124
Proceeds from common stock offering	80,972	—
Payments of common stock offering issuance costs	(401)	—
Net Cash Provided by Financing Activities	82,874	1,903
Net Increase (Decrease) in Cash and Cash Equivalents	66,826	(21,711)
Cash and Cash Equivalents, Beginning of Period	48,957	75,708
Cash and Cash Equivalents, End of Period	$115,783	$53,997

Non-GAAP Financial Measures (Unaudited)

EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be construed as a substitute for, or superior to, GAAP net loss. However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, because companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020

	(in thousands)		(in thousands)
Net loss	$(7,525)	$(7,765)	$(15,406)	$(20,378)
Interest expense	977	986	1,962	2,509
Income taxes	—	—	—	—
Depreciation and amortization	271	233	552	534
EBITDA	$(6,277)	$(6,546)	$(12,892)	$(17,335)